NEWLEAD HOLDINGS LTD .Exhibit 2.41

DATE: 18 November 2015

NEWLEAD HOLDINGS LTD.

Of Bermuda

-and-

OPPENHEIM CAPITAL LTD.

Of the Republic of the Marshall Islands

ADDENDUM No. 2

to

the Unsecured Convertible Note dated 4th August 2014.

In the amount of USD 2,499,955.98 (United States Dollars two million four hundred ninety nine thousand nine hundred fifty five and ninety eight cents)

THIS ADDENDUM No. 2 is made on this 18h day of November 2015,

BETWEEN:

(1) NEWLEAD HOLDINGS LTD., a corporation incorporated under the laws of the Islands of Bermuda having its registered office at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda (hereinafter called the "Company"); and

(2) OPPENHEIM CAPITAL LTD., a corporation established under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands (hereinafter referred to as "OPPENHEIM" or "Holder");

(Jointly the "Parties", singly the "Party").

Terms used, but not otherwise defined, in this Addendum have the some meaning of those in the Note or previous Addendum(s).

WHEREAS, Pursuant to an Unsecured Convertible Note dated 4th August 2014 as amended by an Addendum No.I dated March 16, 2015, issued by the Company to OPPENHEIM (hereinafter called as the same as has been and as may from time to time be further amended, supplemented or varied the "Note"), the Company promises to pay to OPPENHEIM the principal amount of USD 2,499,955.98 (United States Dollars two million four hundred ninety nine thousand nine hundred fifty five and ninety eight cents) (hereinafter the "Principal Amount") under the terms and conditions set forth therein.

WHEREAS, in consideration of the payment of the Note, a Third Preferred Liberian Mortgage m.v.     "NEWLEAD CASTELLANO" has been issued between NEWLEAD CASTELLANO LTD and OPPENHEIM dated 16 October 2014 (the "Mortgage"), pursuant to which "Events of Default" shall mean any events or circumstances set out in clause 4 of the Note as amended by this Addendum.

WHEREAS, pursuant to the Note, the Company shall at all times reserve and keep available out of its authorised but unissued shares of its Common Stock, available fifty times the number of Common shares that are actually issuable upon conversion of the Note.

WHEREAS, pursuant to Addendum No. 1 of the Note dated March 16th 2015 (the "Addendum No. 1"), the parties agreed as follows:

–	To waive the requirements for any accrued and unpaid interest of the Note to be due and payable in quarterly installments concluding with the final installments on the Maturity Date.
–	That any accrued and unpaid interest on the Note to be paid by the Company on the Maturity Date.
–	That Oppenheim agrees and warrents that it shall sell up to twenty percent (20%) of the Monthly Dollar Value (as defined herein below) of the Company's Common Stock per month. "Monthly Dollar Volume" means a dollar amount of the Company's Common Stock which is traded in the U.S. public markets in the relevant month in which it is calculated (not including the amount of shares of the Company's Common Stock traded by Oppenherim).

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) the Parties do hereby agree to amend the Note as follows:

1.                                  To waive the Company's obligation to reserve fifty times the number of Common shares that are actually issuable upon conversion of the Note, such waiver being effective as from the date of execution of the Note.

2.                                  That the Company as from the date hereof, shall at its discretion reserve, but always keep available out of its authorized but unissued shares of capital stock, such shares of Common Stock as shall from time to time be sufficient to effect any conversions of this Note.

3.                                  To amend Clause 1 of the Note (Payments) such that any and all Payments effected on the Maturity Date are to be due in cash and not in stock Specifically, the Company Agrees that:

a.   Any amount of the Note, including the Principal and any accrued interest thereon and any True-up Amount or any other amount thereof, remaining unpaid on the Maturity Date shall become due and payable in cash by the Company without any other notice or demand of any kind or any presentment or protest by the Holder. Failure to pay any amounts pursuant to this clause shall constitute an Event of Default under clause 4 of the Note as is amended hereby or may be further amended from time to time.

b.   As of the date hereof, at an Event of Default pursuant to clause 4 of the Note, the entire unpaid Principal and accrued but unpaid interest of the Note and/ or any True-up Amounts shall become due and payable immediately in cash by the Company without any other notice or demand of any kind or any presentment or protest by the Holder.

4.                                  To amend clause 4 of the Note (Events of Default), and to add as an additional Event of Default, that for any of the last thirty (30) calendar days preceding the Maturity Date:

a.  The Company's Common Stock to be quoted on the OTCQX, OTCQB, or OTC Pink market.

5.                                  All other provisions of the Note shall remain in full force and effect.

6.                                  This Addendum shall in all respects be governed by, and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the presents have been duly executed the day and year first before written.

SIGNED by:
M. ZOLOTAS
for and on behalf of:
NEWLEAD HOLDINGS LTD .
in the presence of:

SIGNED by:
D. TSOUVELEKAKIS
for and on behalf of:
OPPENHEIM CAPITAL LTD.
in the presence of:

3